                            DEALER MANAGER AGREEMENT



                                   May __, 1996


Mr. Steve Greathouse
Chairman of the Board
  of Directors and
  Chief Executive Officer
Alliance Gaming Corporation
4380 Boulder Highway
Las Vegas, Nevada


Dear Mr. Greathouse:

     Alliance Gaming Corporation, a Nevada corporation ("Alliance"), proposes to make an offer to exchange up to $85,000,000 aggregate principal amount of 7 1/2% Convertible Senior Subordinated Debentures due 2003 (the "New Convertible Debentures") of Alliance for a like principal amount of the issued and outstanding 7 1/2% Convertible Subordinated Debentures due 2003 (the "Old Convertible Debentures") of Alliance. Any transaction intended to result in the full or partial acquisition or modification of any Old Convertible Debentures by or on behalf of Alliance or any of its affiliates proposed to be accomplished through a tender offer by Alliance or any of its affiliates, a registered exchange of securities (whether or not registered), a reclassification, a notification of waivers of compliance with, or consents to amendments or modifications of the Old Convertible Debentures, or any combination of the foregoing, is collectively referred to as the "Exchange Offer."

          The Exchange Offer will be made upon the terms and subject to the conditions set forth in the offer to exchange and prospectus (as amended from time to time, the "Offer to Exchange") set forth in Alliance's Registration Statement on Form S-4 (No. 333-2799) (as amended from time to time and including all financial statements and exhibits and all documents incorporated or deemed incorporated therein by reference, the "Registration Statement") and related form of letter of transmittal (as amended from time to time, the "Letter of Transmittal"). The Offer to Exchange, the Registration Statement, the Letter of Transmittal and related form of Notice of Guaranteed Delivery, the form of letter from Jefferies & Company, Inc. ("Jefferies"), Ladenburg, Thalmann &
Co. Inc. ("Ladenburg") and Deutsche Morgan Grenfell/C.J. Lawrence ("C.J. Lawrence") to brokers, dealers, commercial banks, trust companies and other nominees, the form of letter from brokers, dealers, commercial banks, trust companies and other nominees to their clients, all press releases issued and all advertisements authorized by Alliance in connection with the Exchange Offer, and any other applications filed by or on behalf of Alliance pursuant to Blue Sky laws or similar state securities laws on any jurisdiction in connection with the Exchange Offer, all as the same may be amended

Mr. Steve Greathouse
Alliance Gaming Corporation
May -, 1996
Page 2


or supplemented from time to time, are hereinafter collectively referred to as the "Exchange Offer Materials."

          Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Registration Statement as amended through the date hereof. All references herein to the "Subsidiaries" shall be deemed to include BGII and its subsidiaries as if the Merger had been consummated.

     The following sets forth the agreement among Alliance and each of Jefferies and Ladenburg pursuant to which Alliance agrees to retain, and each of Jefferies and Ladenburg, severally and not jointly, agree to act, as the exclusive dealer managers for the Exchange Offer (the "Agreement").

     1. APPOINTMENT AND DUTIES AS DEALER MANAGERS. Alliance hereby authorizes each of Jefferies, Ladenburg and C.J. Lawrence to act as the exclusive dealer managers (each of Jefferies and Ladenburg being referred to as a "Dealer Manager" and collectively, the "Dealer Managers") in connection with the Exchange Offer. As Dealer Managers, each of Jefferies and Ladenburg agrees to perform those services in connection with the Exchange Offer as are customarily performed by investment banking concerns in connection with exchange offers, including, but not limited to, using its best efforts to solicit tenders of Old Convertible Debentures pursuant to the Exchange Offer and, in accordance with its customary practice, communicating generally regarding the Exchange Offer with brokers, dealers, commercial banks and trust companies and other persons, including the holders of Old Convertible Debentures. Notwithstanding the foregoing, nothing set forth in this Agreement shall require either Dealer Manager to continue to perform its obligations hereunder (i) for the period of time during which any restraining, injunctive or other similar order shall remain in effect with respect to the Exchange
Offer or with respect to any of the transactions in connection with, or contemplated by, the Exchange Offer or this Agreement if, after consultation with Alliance, in the good faith judgment of either Dealer Manager, such Dealer Manager believes it is inadvisable for it to render its services as Dealer Manager hereunder, or (ii) if either Dealer Manager continuing so to act would, after consultation with Alliance, in such Dealer Manager's judgment, violate any statute, regulation or other law of the United States or any state or other jurisdiction thereof applicable to the Exchange Offer.

     Alliance further authorizes the Dealer Managers to communicate with The Bank of New York in its capacity as trustee with respect to the Old Convertible Debentures, and in its capacity as exchange agent for the Exchange Offer (the "Exchange Agent") and Georgeson, in its capacity as the information agent for the Exchange Offer (the "Information Agent"), each with respect to matters relating to the Exchange Offer.

Mr. Steve Greathouse
Alliance Gaming Corporation
May -, 1996
Page 3


     Neither Dealer Manager shall be liable to Alliance or to any other person for any act or omission on the part of any broker, dealer (other than Jefferies or Ladenburg, as the case may be), commercial bank, trust company or other nominee. Neither Dealer Manager shall be liable for its own acts or omissions in performing its obligations hereunder, except to the extent of any loss, claim, damage, liability or expense that is found in a final judgment of a court of competent jurisdiction to have resulted from its willful misconduct, bad faith or gross negligence. In soliciting or obtaining tenders, brokers, dealers, commercial banks, trust companies and other nominees shall not be deemed to act as either Dealer Manager's agent or as an agent of Alliance, and neither Dealer Manager, in such capacity, shall be deemed to act as the agent of any broker, dealer, commercial bank, trust company or other nominee. Alliance acknowledges and agrees that in each Dealers Manager's capacity as Dealer Manager, such Dealer Manager shall act severally as an independent contractor, and any of such Dealer Manager's duties arising out of its engagement pursuant to this Agreement shall be owed solely to Alliance. Alliance further acknowledges and agrees that any liability or duty owed to Alliance pursuant to this Agreement shall be owed severally and not jointly by each Dealer Manager.

     2. EXCHANGE OFFER MATERIALS. Alliance shall provide the Dealer Managers with copies of all holder lists and clearing agency security position listings showing the names and addresses of, and the number of Old Convertible Debentures held by, the holders of Old Convertible Debentures as of the most recent practicable date, shall use its best efforts to obtain other information reasonably requested by the Dealer Managers in connection with the Exchange Offer and shall cause the Dealer Managers to be advised promptly during the period of the Exchange Offer as to any transfers of Old Convertible Debentures. The Dealer Managers agree to use such information only in connection with the Exchange Offer or as otherwise required by law. Alliance also agrees to furnish each Dealer Manager, at Alliance's expense, with as many copies as such Dealer Manager may reasonably request of the Exchange Offer Materials. Alliance authorizes the Dealer Managers to use the Exchange Offer Materials in connection with the Exchange Offer, and each of the Dealer Managers agrees that it shall not use any material in connection with the solicitation of tenders other than the Exchange Offer Materials and such other materials and information, if any, as Alliance may approve.

     At the commencement of the Exchange Offer, Alliance shall cause timely to be delivered to each holder of Old Convertible Debentures legally or contractually entitled thereto, the Exchange Offer Materials and any other offering materials prepared by it expressly for use by holders of Old Convertible Debentures tendering, voting, or otherwise participating in any Exchange Offer, together with a return envelope. Thereafter, until the expiration of any such Exchange Offer, Alliance shall use its best efforts to cause copies of such materials and a return envelope to be mailed to each person who becomes a holder of any Old Convertible Debentures.

Mr. Steve Greathouse
Alliance Gaming Corporation
May -, 1996
Page 4

The Dealer Managers shall have no obligation to cause copies of the Exchange Offer Materials to be transmitted generally to the holders of Old Convertible Debentures.

     Alliance agrees that, prior to using or permitting the use of any Exchange Offer Materials, it shall submit copies of such materials to the Dealer Managers, shall give the Dealer Managers reasonable opportunity to comment thereon and shall give reasonable consideration to the Dealer Managers' comments, if any, with respect thereto, and Alliance further agrees that no such material shall be used or filed without the Dealer Managers' prior knowledge.
In the event that Alliance uses or permits the use of any Exchange Offer Materials or files any such Exchange Offer Materials with the Securities and Exchange Commission ("Commission") or with any other person (a) which have not been submitted to the Dealer Managers for the Dealer Managers' comments or (b) which have been so submitted and with respect to which the Dealer Managers have made reasonable comments to Alliance, but which comments have not resulted in changes therein to reflect such comments or in a response reasonably satisfactory to the Dealer Managers, then either Dealer Manager shall be entitled to withdraw from acting as Dealer Manager without any liability or penalty to such Dealer Manager or to any other person defined in Section 7 hereof as an "Indemnified Person," including, without limitation, any loss of any right to indemnity or contribution as provided in such Section 7. In the event of any such withdrawal, for the purpose of determining the fees payable to each of the Dealer Managers pursuant to Section 3 hereof, (x) the amount of Old Convertible Debentures tendered and/or amended or modified, or with respect to which proxies, consents, authorizations, or waivers were sought pursuant to the Exchange Offer as of the close of business on the date immediately preceding such withdrawal that are thereafter so acquired, amended or modified, or with respect to which proxies, consents, authorizations, or waivers are thereafter received by Alliance, pursuant to the Exchange Offer or otherwise, shall be deemed to have been exchange, acquired, amended or modified (as the case may be), I.E., "consummated," as of the date of such withdrawal and (y) any other Old Convertible Debentures that Alliance, as of such close of business, has acquired and/or amended or modified, or with respect to which it has a right so to do or with respect to which proxies, consents, authorizations, or waivers were sought and that were, prior or as of such date, so acquired, amended or modified, or with respect to which tenders, proxies, consents, authorizations, or waivers were prior to or as of such date, so received by Alliance, shall be deemed to have been amended, modified, exchanged or acquired, as the case may be, as of the date of such withdrawal. If either Dealer Manager should withdraw, the fees accrued and reimbursement for such Dealer Manager's expenses through the date of such withdrawal shall be promptly paid to such Dealer Manager in cash.

Mr. Steve Greathouse
Alliance Gaming Corporation
May -, 1996
Page 5


     3. COMPENSATION, REIMBURSEMENT OF EXPENSES, ETC. In consideration for the Dealer Managers' services hereunder, Alliance agrees to compensate the Dealer Managers as follows:

          (a) Alliance agrees to pay to the Dealer Managers in cash a transaction fee of 2.0% of the aggregate face amount of the Old Convertible Debentures validly tendered and not withdrawn prior to the expiration date of the Exchange Offer, which fee shall be payable upon consummation of the Merger but shall be deemed earned for all purposes herein upon execution and delivery by either or both of Jefferies or Ladenburg of a firm commitment underwriting agreement with respect to the proposed Note Offering, or such other amount on such earlier date as provided in the final paragraph in Section 2 hereof.

          (b) In addition to the compensation to be paid to the Dealer Managers as provided in Section 3(a) hereof, Alliance agrees to pay all expenses of preparing, printing, filing, publicizing, mailing and otherwise disseminating the Exchange Offer Materials and all other materials relating to the Exchange Offer, all fees and expenses of the trustee with respect to the Old Convertible Debentures and the New Convertible Debentures, the Exchange Agent and the Information Agent, all reasonable expenses of brokers, dealers, commercial banks, trust companies and other nominees in connection with the Exchange Offer (provided, however that Alliance acknowledges that the Dealer Managers shall not be liable to any such expenses), all charges for advertising authorized by Alliance, all expenses in connection with the registration or qualification of New Convertible Debentures for offer and sale under state securities or Blue Sky laws of the jurisdictions as the Dealer Manager may request (including without limitation, the reasonable fees and disbursements of counsel for the Dealer Managers relating to such registration and qualification and any memoranda relating thereto) and all other expenses incurred by it or within its authority in connection with the Exchange Offer.

          (c) Subject to Section 7 hereof, Section 3(b) hereof and this Section 3(c), the Dealer Managers agree to pay their own out-of-pocket expenses incurred by the Dealer Managers in connection with the Exchange Offer. In the event either Dealer Manager is not entitled to the transaction fee pursuant to Section 3(a) hereof, Alliance agrees to reimburse such Dealer Manager promptly for all reasonable out-of-pocket expenses (including, without limiting the foregoing, the reasonable fees and disbursements of such Dealer Manager's legal counsel) incurred by such Dealer Manager in connection with the Dealer Manager's services, including reasonable expenses in connection with any litigation, administrative proceeding,

Mr. Steve Greathouse
Alliance Gaming Corporation
May -, 1996
Page 6

     investigation, inquiry hearing or other formal or informal proceeding for which such Dealer Manager may be called upon to give evidence, produce documents or otherwise become involved. Reimbursement of such Dealer Manager's expenses shall be made as soon as practicable after the earlier of (i) date the Note Offering is withdrawn or cancelled or (ii) after any determination not to make the Note Offering, or, if incurred thereafter, promptly after being incurred. If either Dealer Manager shall have withdrawn from acting as dealer manager as permitted hereunder, the reimbursement for expenses incurred by such Dealer Manager through the date of such withdrawal shall be paid to such Dealer Manager as soon as practicable upon such withdrawal. The obligation to make all payments of expenses payable pursuant to this paragraph shall survive the expiration or termination of this Agreement and the Exchange Offer.

          (d) Either Dealer Manager may resign at any time and Alliance may terminate either Dealer Manager's services at any time each by giving notice to the other. If either Dealer Manager resigns or Alliance terminates such Dealer Manager's services for any reason, the Dealer Managers and their counsel shall be entitled to receive all of the amounts due pursuant to Section 3 hereof up to and including the effective date of termination or resignation as the case may be. If this Agreement is terminated (i) by Alliance other than as a result of a Dealer Manager's breach or ceasing to act pursuant to Section 2 hereof or (ii) by the Dealer Managers for good cause, and Alliance completes a transaction similar to the Exchange Offer within one year of such termination, Alliance shall pay to the Dealer Managers within five (5) days of the closing of such transaction, in cash, the fees outlined in Section 3(a) above.

          (e) No fee paid or payable to either Dealer Manager or any of its respective affiliates shall be credited against any other fee paid or payable to either Dealer Manager or any of their respective affiliates.

          (f) Nothing contained in this Agreement shall affect any other compensation or other arrangement negotiated between Alliance and either Dealer Manager, including, without limitation, the engagement letters, each dated April 24, 1996 between Alliance and Jefferies.

     4. INFORMATION ON OLD CONVERTIBLE DEBENTURES TENDERS. Alliance shall use its best efforts to cause the Exchange Agent inform each of the Dealer Managers during each business day during the Exchange Offer (to be followed on a daily basis by written confirmation) as to the respective amounts of Old Convertible Debentures which have been tendered and as to which the holders thereof have delivered waivers, consents, authorizations or proxies pursuant to the

Mr. Steve Greathouse
Alliance Gaming Corporation
May -, 1996
Page 7


Exchange Offer during the interval since its previous daily report to each of the Dealer Managers pursuant to this provision, and the names and addresses of any holders who have tendered Old Convertible Debentures.

     5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Alliance represents and warrants that (except where other times are set forth below) at the commencement of the Exchange Offer, at each mailing or other dissemination of any Exchange Offer Materials, and upon consummation of the Exchange Offer:

          (a) When the Registration Statement became or becomes effective, including on the date of any post-effective amendment, and at the date of the consummation of the Exchange Offer (the "Closing Date") , the Registration Statement complied and will comply in all material respects, and each of the other Exchange Offer Materials and the Exchange Offer complied and will comply in all material respects, with the provisions of the Securities Act of 1933, as amended (the "Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder (collectively, the "TIA"), to the extent applicable, the applicable rules and regulations of the Commission promulgated pursuant thereto, and all applicable rules or regulations of any governmental or regulatory authority or body, including applicable Blue Sky or similar securities laws. When the Registration Statement became or becomes effective, including on the date of any post-effective amendment. and at the Closing Date, the Indenture with respect to the New Convertible Debentures (the "Indenture") will have been qualified under and will conform in all material respects to the requirements of the TIA. No contract or documents of a character required to be described in the Registration Statement or to be filed as an exhibit to the Registration Statement has not been described and filed as required.

          (b) The Registration Statement, on the date it became effective, including on the date of any post-effective amendment, and at the Closing Date did and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; the other Exchange Offer Materials and any other report, filing, document, release, or communication delivered to holders of the Old Convertible Debentures or filed by or on behalf of Alliance during the term of this Agreement or otherwise in connection with the Exchange Offer, including, without limitation, any such information or document filed pursuant to the Exchange Act, as of their respective dates, did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Mr. Steve Greathouse
Alliance Gaming Corporation
May -, 1996
Page 8


          (c) No action has been taken and no statute, rule, regulation or order has been enacted, adopted or issued by any governmental body, agency or official which prevents the commencement or consummation of the Exchange Offer, the issuance or sale of the New Convertible Debentures or the issuance of securities pursuant to the mandatory conversion of the New Convertible Debentures in accordance with the terms thereof (the "Mandatory Conversion"), suspends the effectiveness of the Registration Statement, or prevents or suspends the use of any other Exchange Offer Materials; no injunction, restraining order or order of any nature by any Federal or state court has been issued with respect to Alliance or any of the Subsidiaries which would prevent or suspend the commencement or consummation of the Exchange Offer, the issuance or sale of the New Convertible Debentures, the issuance of securities pursuant to the Mandatory Conversion, the effectiveness of the Registration Statement, or the use of any other Exchange Offer Materials; no action, suit or proceeding before any court or arbitrator or any governmental body, agency or official domestic or foreign, is pending against or, to the best knowledge of Alliance after due inquiry, threatened against, Alliance or any of the Subsidiaries which, if adversely determined, could interfere with or materially adversely affect the commencement or consummation of the Exchange Offer or the issuance and sale of the New Convertible Debentures, the issuance of the securities pursuant to the Mandatory Conversion or in any manner draw into question the validity of this Agreement, the Indenture, the indenture with respect to the Old Convertible Debentures and the certificate of designation with respect to the Series E Preferred Stock issued in connection with the Mandatory Conversion (collectively, the "Operative Documents"); and Alliance and the Subsidiaries have complied in all material respects with every request (unless otherwise withdrawn) of the Commission or any securities authority or agency of any jurisdiction for additional information (to be included in the Registration Statement or any other Exchange Offer Materials or otherwise).

          (d) The New Convertible Debentures to be issued pursuant to the Exchange Offer, if any, and the Indenture will, upon issuance or prior to its execution, as applicable, have been duly authorized by, and when such New Convertible Debentures are issued, will be, legal, valid and binding obligations of Alliance, and such New Convertible Debentures and the Indenture will be enforceable against Alliance in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The New Convertible Debentures will be entitled to the benefits of the Indenture and will conform in all material respects to the description thereof in the Exchange Offer

Mr. Steve Greathouse
Alliance Gaming Corporation
May -, 1996
Page 9


     Materials. The New Convertible Debentures will rank senior to all subordinated indebtedness of Alliance to be outstanding on the Closing Date, including, without limitation, any Old Convertible Debentures remaining outstanding on the Closing Date. The Common Stock and the Series E Preferred Stock to be issued pursuant to the Mandatory Conversion will, at the time of issuance, be duly authorized and validly issued and will be fully paid, nonassessable and not subject to any preemptive or similar rights and will conform to all statements relating thereto contained in the Exchange Offer Materials.

          (e) This Agreement has been duly authorized and validly executed and delivered by Alliance and constitutes a legal, valid and binding agreement of Alliance, enforceable against Alliance in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and except to the extent that indemnification from liability in connection with the Federal securities laws or the basis of allocation contained in the contribution provisions herein may be unenforceable.

          (f) Alliance has taken all corporate action necessary to authorize the making of the Exchange Offer and, prior to consummation of the Exchange Offer, will take all corporate action necessary to authorize the consummation of the Exchange Offer and the transactions contemplated thereby, including without limitation the Mandatory Conversion.

          (g) Alliance has all the requisite corporate power and authority to consummate the Exchange Offer and to execute, deliver and perform its obligations under each of the Operative Documents and to authorize, issue and sell the New Convertible Debentures. The commencement and consummation of the Exchange Offer, the issuance and sale of the New Convertible Debentures, the issuance and sale of securities pursuant to the Mandatory Conversion, the execution, delivery and performance by Alliance of the Operative Documents and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in a breach or violation of (i) any of the charter and bylaws of Alliance (ii) any of the terms or provisions of, or constitute a default or cause an acceleration of any obligation under, or result in the imposition or creation of (or the obligation to create or impose) any security interest, mortgage, pledge, claim, lien, encumbrance or adverse interest of any nature (each, a "Lien"), with respect to any obligation, bond, agreement, note, debenture or other evidence of indebtedness or any indenture, mortgage, deed of trust or other agreement, lease or

Mr. Steve Greathouse
Alliance Gaming Corporation
May -, 1996
Page 10


     instrument to which Alliance or any of the Subsidiaries is a party or by which they or any of them are bound, or to which any of the properties or assets of Alliance or any of the Subsidiaries is or may be subject, or
     (iii) any Federal, state or local law, rule, administrative regulation or ordinance or order of any court or governmental agency, body or official having jurisdiction over Alliance or any of the Subsidiaries or any of their properties, except, in the case of clause (ii) or (iii), for such conflicts, breaches, violations or defaults that could not reasonably be expected to, singly or in the aggregate, have a material adverse effect on the properties, plans, business, results of operations, general affairs, management, condition (financial or otherwise), prospects, or business affairs of Alliance and its subsidiaries (not assuming consummation of the Merger) taken, as a whole, or Alliance and the Subsidiaries (assuming consummation of the Merger) (a "Material Adverse Effect").

          (h) No authorization, approval, consent or order of, or filing with, any court or governmental body, agency or official, including without limitation from the Nevada State Gaming Control Board and the Nevada Gaming Commission (collectively, the "Nevada Gaming Authorities"), the Video Gaming Division of the Gaming Enforcement Section of the Office of State Police within the Department of Public Safety and Corrections of the State of Louisiana, the Mississippi Gaming Commission and the New Jersey Casino Control Commission (collectively, the "Gaming Authorities"), is necessary in connection with the commencement or the consummation of the Exchange Offer, the issuance of the New Convertible Debentures, the issuance of securities pursuant to the Mandatory Conversion, the execution, delivery and performance by Alliance of this Agreement and the other Operative Documents and the consummation of the transactions contemplated hereby and thereby except such as may be required by the National Association of Securities Dealers, Inc. ("NASD") or have been obtained or will be obtained prior to such time as any such authorization, approval, consent or order or filing is required under the Nevada Gaming Control Act (the "Nevada Gaming Laws"), the Louisiana Video Draw Poker Devices Control Act, the Louisiana Riverboat Economic Development Act, the Mississippi Gaming Control Act, the New Jersey Gaming Control Act and the Spielverordnung (gaming ordinance) (collectively, the "Gaming Laws"), the Act, Rule 13e-(4) under the Exchange Act, the TIA or state securities or Blue Sky laws or regulations. Neither Alliance nor any of its affiliates is presently doing business with the government of Cuba or with any person or affiliate located in Cuba.

          (i) Alliance and each of the Subsidiaries has been duly incorporated and Alliance and each of the Subsidiaries is validly existing as a corpora-

Mr. Steve Greathouse
Alliance Gaming Corporation
May -, 1996
Page 11


     tion under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as it is currently being conducted or is proposed to be conducted (as discussed in the Exchange Offer Materials) and to own, lease and operate its properties, as applicable, and is duly qualified as a foreign corporation, authorized to do business and is in good standing in each jurisdiction (each, a "Foreign Jurisdiction") where the operation, ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (j) The authorized, issued and outstanding capital stock of Alliance and BGII, as of the dates specified therein, is as set forth in the Registration Statement under the caption "Capitalization" in the respective columns "Alliance Actual" and BGII Actual", and the consolidated capitalization of Alliance, on a pro forma basis, as adjusted to reflect the Transaction under the assumptions specified therein, as of the dates specified therein, is as set forth in the column "The Company Pro Forma As Adjusted"; all the shares of issued and outstanding capital stock of Alliance and each of the Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and are not subject to any preemptive or similar rights; the shares of capital stock initially issuable upon conversion of any convertible securities (including without limitation, the New Convertible Debentures and securities issuable in connection with the Mandatory Conversion) have been duly authorized and reserved for issuance and sale upon conversion thereof, and the capital stock, when issued and delivered by Alliance or any Subsidiary, as the case may be, upon such conversion, will be validly issued, fully paid and nonassessable and free of any adverse interest, incumbrance, or lien; the capital stock of Alliance conforms in all material respects to all statements relating thereto contained in the Exchange Offer Materials; except as disclosed in the Registration Statement, Alliance owns, and in the case of BGII and its subsidiaries, will own upon consummation of the Merger, either directly or indirectly, all of the outstanding capital stock of each of the Subsidiaries, except for directors qualifying shares, free and clear of any Liens, restrictions on transfer, agreements, voting trusts or other defects of title whatsoever, other than transfer restrictions which may be imposed (i) by law or by any of the Gaming Authorities, (ii) in the organizational documents of any such Subsidiary and (iii) such stock pledges granted by Alliance in connection with the issuance of the Senior Secured Notes to be issued as part of the financing for the Merger; and the issuance of the shares of capital stock by Alliance upon conversion of the New Convertible Debentures will not be subject to preemptive or other similar rights.

Mr. Steve Greathouse
Alliance Gaming Corporation
May -, 1996
Page 12


          (k) Neither Alliance nor any of the Subsidiaries is (A) in violation of its respective charter or bylaws or (B) in default in the performance of any obligation, bond, agreement, note, debenture or any other evidence of indebtedness, or any indenture, mortgage, deed of trust or other agreement, lease or other instrument to which Alliance or any of the Subsidiaries is a party or by which any of them is bound, or to which any of the property or assets of Alliance or of any of the Subsidiaries is subject, except, in the case of clause (B), for such defaults which could not reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

          (l) There is no action, suit, or proceeding before or by any court or governmental agency or body, domestic or foreign, pending against or to the best of Alliance's knowledge, after due inquiry, affecting Alliance or any of the Subsidiaries, or any of their respective assets or properties, which could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect, or which might materially and adversely affect Alliance's performance of its obligations pursuant to the Operative Documents or the transactions contemplated hereby or thereby, and to the best of the Alliance's knowledge, after due inquiry, no such proceedings are contemplated or threatened, except for any such action, suit or proceeding disclosed in the Registration Statement as potentially having a Material Adverse Effect or materially and adversely affecting such Alliance's performance of such obligations.

          (m) KPMG Peat Marwick LLP, the firm of accountants that has audited the applicable historical consolidated financial statements and supporting schedules of Alliance and its subsidiaries filed with the Commission as part of the Registration Statement, are independent public accountants with respect to the Alliance and its subsidiaries, as required by the Act. Coopers & Lybrand L.L.P., the firm of accountants that has audited the applicable historical consolidated financial statements and supporting schedules of BGII and its subsidiaries filed with the Commission as part of the Registration Statement for the period commencing January 1, 1992 to present and Ernst & Young, the firm of accountants that has audited the applicable historical consolidated financial statements and supporting schedules of BGII and its subsidiaries filed with the Commission as part of the Registration Statement for its fiscal year 1991, are each independent public accountants with respect to BGII and its subsidiaries as required by the Act. The historical consolidated financial statements of Alliance and BGII, together with related schedules and notes, set forth in the Registration Statement, comply as to form in all material respects with the requirements of the Act and fairly present in all material respects in accordance with GAAP (consistently applied except as otherwise specified therein) the consolidated financial position of Alliance

Mr. Steve Greathouse
Alliance Gaming Corporation
May -, 1996
Page 13


     and BGII, as applicable, at the respective dates indicated and the consolidated results of their operations and their consolidated cash flows, as applicable, for the respective periods indicated. The PRO FORMA financial statements contained in the Registration Statement (including the financial statements appearing under the captions "Unaudited Pro Forma Condensed Financial Information" and "Supplemental Analysis of Adjusted Operating Cash Flow") have been prepared on a basis consistent with such historical statements, except as specified therein, and give effect to assumptions made on a reasonable basis. The historical ratio of deficit to fixed charges of Alliance and the PRO FORMA ratio of earnings to fixed charges of the Alliance included in the Registration Statement under the caption "Selected Historical Financial Information of Alliance" have been calculated in compliance with Item 503(d) of Regulation S-K promulgated by the Commission. The other financial and statistical information and data included in the Registration Statement, historical and PRO FORMA, are accurately presented in all material respects and prepared on a basis consistent with such financial statements and the books and records of Alliance and BGII, as applicable.

          (n) The forecasted financial statement information included in the Registration Statement (i) are within the coverage of Rule 175(b) of the Act, (ii) were made by Alliance with a reasonable basis and in good faith,
     (iii) have been prepared in accordance with Item 10 of Regulation S-K of the Act and (iv) have been properly compiled on the bases described therein. The assumptions used in the preparation of such forecasted consolidated financial statement information (i) are all those Alliance believes are significant in forecasting the financial results of Alliance and (ii) reflect, for the relevant periods, a reasonable estimate of the events, contingencies and circumstances described therein. Such forecasted consolidated financial statement information presents Alliance's reasonable estimate of the expected consolidated results of operations, except for the omission of non-operating items, income taxes, extraordinary items and the calculation of net income for the forecasted periods.

          (o) Except as disclosed in the Registration Statement, there has not occurred any material adverse change, or any development involving a prospective material adverse change, in the properties, plans, business, results of operations, general affairs, management, condition (financial or otherwise), prospects or business affairs of Alliance and the Subsidiaries, singly or in the aggregate, after the date as of which information relating thereto is disclosed in the Registration Statement.

          (p) (i) Alliance, each of the Subsidiaries and each of the persons listed under the caption "Management" in the Registration Statement has all

Mr. Steve Greathouse
Alliance Gaming Corporation
May -, 1996
Page 14


     material certificates, consents, exemptions, orders, permits, licenses, authorizations or other approvals or rights (each, an "Authorization") of and from, and has made all material declarations and filings with, all Federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, including, without limitation, all such Authorizations with respect to engaging in gaming operations and the manufacture of gaming machines in the State of Nevada, Louisiana, Mississippi and New Jersey and the Federal Republic of Germany or required to own, lease, license and use its properties and assets and to conduct its current business in the manner described in or contemplated by the Exchange Offer Materials; (ii) all such Authorizations are valid and in full force and effect; (iii) Alliance, each of the Subsidiaries and each of the persons listed under the caption "Management" in the Registration Statement is in compliance in all material respects with the terms and conditions of all such Authorizations and with the rules and regulations of the regulatory authorities and governing bodies having jurisdiction with respect thereto and (iv) other than the current investigation being carried out by the State of New Jersey Division of land and public safety, Division of Gaming. Enforcement in connection with the operation of Worldwide Gaming of Louisiana, neither Alliance nor any Subsidiary nor any of the persons listed under the caption "Management" in the Registration Statement has received any notice of proceedings relating to the revocation or modification of any such Authorization and no such Authorization contains any restrictions that are materially burdensome to any of them. Alliance, and to the best knowledge of Alliance, each of the persons listed under the caption "Management" in the Registration Statement, do not have any reason to believe that any Gaming Authority is considering modifying, limiting, conditioning, suspending, revoking or not renewing any such Authorization of Alliance, any of the Subsidiaries or any of the persons listed under the caption "Management" in the Registration Statement or that any Gaming Authority or any other governmental agency is investigating Alliance or any of the Subsidiaries or related parties (other than normal overseeing reviews of the Gaming Authorities incident to the gaming activities of Alliance and the Subsidiaries). Neither Alliance, and to the best knowledge of Alliance, nor any of the persons listed under the caption "Management" in the Registration Statement, has any reason to believe that there is an existing basis for any of the Gaming Authorities to deny the renewal of the current gaming licenses held by any of them.

          (q) Alliance and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset

Mr. Steve Greathouse
Alliance Gaming Corporation
May -, 1996
Page 15


     accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     6.   ADDITIONAL COVENANTS OF ALLIANCE; CONDITIONS TO CLOSING

          (a) Alliance shall at all times during the Exchange Offer have performed in all material respects all of its obligations hereunder theretofore to be performed.

          (b) All representations, warranties and other statements of Alliance contained in this Agreement are now, at the commencement of, and at all times during the continuance, and upon the consummation of, the Exchange Offer, shall be, true and correct in all material respects.

          (c) Prior to commencement of the Exchange Offer and on the Closing Date, Alliance shall deliver to the Dealer Managers, (i) the opinion of Milbank, Tweed, Hadley & McCoy, New York counsel for Alliance, and (ii) the opinion of Schreck, Jones, Bernard, Woloson & Godfrey, Chartered, Nevada counsel for Alliance, (iii) the opinion of Hoffman, Sutterfield, Ensenat, a Professional Corporation, Louisiana counsel for Alliance, (iv) the opinion of Paul H. Johnson Esq., Mississippi counsel for Alliance, (v) the opinion of Kozlow, Seaton, Romanini & Brooks, New Jersey counsel for Alliance, and
     (vi) the opinion of Bruckhaus, Westrick, Stegerman, German counsel for Alliance, in substantially the form attached to this Agreement and reasonably satisfactory to the Dealer Managers.

          (d) Alliance agrees to furnish to you, at your request, a letter, satisfactory in form to you and your counsel, dated the commencement date of the Exchange Offer (and reaffirmed and updated upon the Closing Date) and addressed to you, of each of KPMG Peat Marwick LLP ("KPMG"), independent certified public accountants for Alliance and Coopers and Lybrand L.L.P., independent certified public accountants for BGII for the period commencing January 1, 1992 to present and Ernst & Young independent certified accountants for BGII for its 1991 fiscal year, each such letter containing statements and information of the type ordinarily included in accountants' comfort letters with respect to the financial statements and certain financial information contained in the Registration Statement, and a compilation report from KPMG dated such date (and reaffirmed upon the Closing Date) with respect to the financial forecasts contained in the Registration Statement confirming that such financial forecasts were prepared in accordance with the guidelines of the American Institute of Chartered

Mr. Steve Greathouse
Alliance Gaming Corporation
May -, 1996
Page 16


     Public Accountants and that none of the adjustments made in the financial forecasts appeared inappropriate and a certificate from Alliance, dated such date (and reaffirmed upon the Closing Date) and signed by the chief executive officer of Alliance, to the effect that the representations and warranties of Alliance contained in this Agreement are true and correct in all material respects as of the date of such certificate and that Alliance has in all material respects complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied on or before such date.

          (e) Alliance shall advise the Dealer Managers promptly of (i) the occurrence of any event or any other change known to Alliance which will, or may reasonably be anticipated to, result in the Exchange Offer Materials containing any untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading or which otherwise could cause Alliance to anticipate that it would seriously consider amending, withdrawing or terminating the Exchange Offer, (ii) any comments by the Commission or any other regulatory or administrative body or agency regarding the Exchange Offer Materials, (iii) any other proposal or requirement to amend or supplement any filing required by the Exchange Act or (iv) any lawsuit or governmental proceeding that is commenced or threatened against it in connection with or materially affecting the Exchange Offer.

     7. INDEMNITY. Alliance, on behalf of itself and its subsidiaries, jointly and severally agrees, whether or not the Exchange Offer is made or any New Convertible Debentures are exchanged pursuant thereto, to indemnify and hold harmless each Dealer Manager and its affiliates and their respective officers, shareholders, counsel, agents, employees, directors and any person who controls such Dealer Manager or any of its affiliates within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and the respective officers, shareholders, counsel, agents, employees and directors of such persons (each Dealer Manager and each such other person or entity being referred to as an "Indemnified Person"), to the fullest extent lawful, from and against any and all claims, liabilities, losses, damages, costs and expenses (or actions in respect thereof) (including, but not limited to, reasonable attorneys, fees, disbursements and court costs, and reasonable costs of investigation and preparation, in each case as incurred) to which the Indemnified Persons, jointly and severally, may become subject, arising out of or based upon, or in any way related to (a) any acts, omissions or practices by Alliance in connection with the exchange of the Old Convertible Debentures pursuant to the Exchange Offer or in connection with solicitation of tenders or votes pursuant to the Exchange Offer; (b) any act or undertaking by either Dealer Manager in connection with the Exchange Offer; (c) any untrue statement or alleged untrue statement of a

Mr. Steve Greathouse
Alliance Gaming Corporation
May -, 1996
Page 17


material fact contained in the Exchange Offer Materials, or the omission or alleged omission to state in any such document such a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; (d) any withdrawal, modification, rescission or termination of, or any failure by Alliance to make or to consummate, the Exchange Offer; and (e) any breach by Alliance of any representation or warranty contained herein or any failure to comply with any of the agreements contained herein. Alliance shall not, however, be liable with respect to clause (a) only for any losses, claims, damages, liabilities, costs or expenses that are found in a final judgment of a court of competent jurisdiction to have resulted solely from such Indemnified Person's willful misconduct, bad faith or gross negligence.

     If any action is brought against any Indemnified Person in respect of which indemnity may be sought against Alliance pursuant to the foregoing paragraph, such Indemnified Person shall promptly notify Alliance in writing of the institution of such action (provided, that the failure to give such notice shall not relieve Alliance of any liability which it may have pursuant to this Agreement, unless it shall have been determined by a court of competent jurisdiction by final judgment that such failure has materially adversely affected the defence of the action) and Alliance shall assume the defense of such action, including the employment of counsel and payment of reasonable expenses. Such Indemnified Person shall have the right to employ its own counsel in any such case and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) Alliance shall have failed to assume the defense of such action or Alliance shall have failed to employ counsel reasonably satisfactory to such Indemnified Person in any such action; or (ii) such Indemnified Person shall have been advised by counsel that there may be one or more defenses available to it that are different from or additional to those available to Alliance (in which case, if such Indemnified Person notifies Alliance in writing that it elects to employ separate counsel at the expense of Alliance, Alliance shall not have the right to assume the defense of such action on behalf of such Indemnified Person), in any of which events such reasonable fees and expenses shall be borne by Alliance and paid as incurred; provided, that Alliance shall be responsible for the fees and expenses of only one firm of counsel (in addition to any reasonably required local firm of counsel) for all Indemnified Persons hereunder. Anything in this paragraph to the contrary notwithstanding, Alliance shall not be liable for any settlement of any such claim or action effected without its written consent, which consent shall not be unreasonably withheld.

     If, for any reason, the foregoing indemnity is unavailable to an Indemnified Person or insufficient to hold an Indemnified Person harmless other than a result of the last sentence in the first paragraph of this Section 7, then Alliance on behalf of itself and its subsidiaries, jointly and severally, agrees to contribute to the amount

Mr. Steve Greathouse
Alliance Gaming Corporation
May -, 1996
Page 18


paid or payable by such Indemnified Person as a result of such claims, liabilities, losses, damages, costs or expenses in such proportion as is appropriate to reflect the relative benefits received by Alliance on the one hand and by the Dealer Managers on the other, from the transactions or proposed transactions contemplated by this Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by Alliance on the one hand and the Dealer Managers on the other, but also the relative fault of Alliance on the one hand and the Dealer Managers on the other as well as any relevant equitable considerations. Notwithstanding the provisions of this Section 7, the aggregate contribution of all Indemnified Persons to all claims, liabilities, losses, damages and expenses shall not exceed the amount of fees actually received by the Dealer Managers pursuant to this Agreement. It is hereby further agreed that the relative benefits to Alliance on the one hand and the Dealer Managers on the other with respect to any transaction or proposed transaction contemplated by this Agreement shall be deemed to be in the same proportion as
(i) the total value of the consideration proposed to be offered by Alliance in connection with the Exchange Offer bears to (ii) the fees paid to the Dealer Managers thereunder with respect to such transaction. The relative fault of Alliance on the one hand and the Dealer Managers on the other with respect to any transaction or proposed transaction contemplated by this Agreement shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Alliance or the Dealer Managers and the parties, relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No Indemnified Person shall have any liability to Alliance or any other person in connection with the services rendered pursuant to this Agreement except for any liability for claims, liabilities, losses or damages finally judicially determined to have resulted from such Indemnified Person's gross negligence, bad faith or willful misconduct. The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability Alliance may have to any Indemnified Person at common law or otherwise, (ii) shall survive the expiration of this Agreement, (iii) shall apply to any modification of either Dealer Manager's engagement and shall remain in full force and effect following the completion or termination of this Agreement, (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of either Dealer Manager or any other Indemnified Person, (v) shall be binding on any successor or assigns of Alliance and successors or assigns to any substantial portion of the business and assets of Alliance and (vi) shall remain operative and in full force and effect regardless of the non-commencement, modification or consummation of the Exchange Offer.

     In addition, Alliance on behalf of itself and its subsidiaries, jointly and severally, agrees, upon demand, to reimburse such Indemnified Person for, all

Mr. Steve Greathouse
Alliance Gaming Corporation
May -, 1996
Page 19


expenses with respect to which the Indemnified Person is entitled to indemnification or contribution hereunder as incurred (including fees and charges of counsel and costs and disbursements in connection with investigating, preparing or defending any action or claim, whether or not in connection with litigation in which any Indemnified Person is a named party). If any personnel of either Dealer Manager appear as witnesses, are deposed or are otherwise involved in the defense of any action against Jefferies, Ladenburg, Alliance or the directors of Alliance, Alliance agrees to reimburse the Dealer Managers for all reasonable out-of-pocket expenses incurred by the Dealer Managers by reason of any such personnel being involved in any such action.

     Alliance agrees to notify the Dealer Managers promptly of the assertion of a claim against Alliance, any of their officers, directors or employees or any person who controls Alliance, within the meaning of Section 15 of the Act or
Section 20 of the Exchange Act, in connection with the Exchange Offer or this Agreement.

     8. NOTICES. Any communication or notice provided for hereunder shall be in writing and mailed, telecopied, telegraphed or delivered to the applicable party at the addresses indicated below:

          If to Alliance:

          Alliance Gaming Corporation
          4380 Boulder Highway
          Las Vegas, NV  89121
          Attention:     Steve Greathouse
                         Chairman of the Board and
                         Chief Executive Officer

          If to the Dealer Managers:

          Jefferies & Company, Inc.
          11100 Santa Monica Boulevard, Suite 1000
          Los Angeles, CA  90025
          Attention:     Jerry M. Gluck
                         Executive Vice President

          and to:

          Ladenburg, Thalmann & Co. Inc.
          540 Madison Avenue, 10th Floor
          New York, NY  10022
          Attention:     Ronald J. Kramer
                         Chief Executive Officer

          and to:

          Deutsche Morgan Grenfell/C.J. Lawrence
          31 West 52nd Street
          New York, NY 10019
          Attention: Harry Hagerty

Mr. Steve Greathouse
Alliance Gaming Corporation
May -, 1996
Page 20




or, as to each party, at such other address as shall be designated by such party in a written notice complying as to delivery with the terms of this paragraph.

     Any notice or communication in accordance with this paragraph shall be deemed to have been given when delivered in person, upon receipt of telecopy, telegraph or telex or, otherwise when received.

     9. CONDITIONS TO OBLIGATIONS OF DEALER MANAGERS. Jefferies' and Ladenburg's respective obligations to act as Dealer Manager hereunder shall be subject at all times to the conditions that (a) all representations, warranties and other statements by Alliance contained herein are now, and at all times during the period of the Exchange Offer shall be, true and correct in all material respects and (b) Alliance, at all times during the period of the Exchange Offer, shall have performed in a timely manner all of its material obligations hereunder.

     10. PARTIES IN INTEREST. This Agreement has been and is made solely for the benefit of Alliance, the Dealer Managers, the other Indemnified Persons, and their respective successors, assigns, executors and administrators, and no other person shall acquire or have any right under or by virtue of this Agreement. Neither Dealer Manager shall have no right or power to assign all or any part of this Agreement.

     11. COUNTERPARTS; SEVERABILITY. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be an original, but all of the counterparts shall together constitute one and the same Agreement. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

     12. HEADINGS. Headings are provided solely for convenience and are not intended to be part of the Agreement.

     13. GOVERNING LAW. This Agreement shall be governed by, and interpreted according to, the laws of the State of New York (without regard to any conflict of laws provisions thereof). Each party hereby irrevocably submits to the exclusive jurisdiction of the Federal and New York State courts located in the City of New York in connection with any suit, action or proceeding related to this Agreement or any of the matters contemplated hereby, irrevocably waives any

Mr. Steve Greathouse
Alliance Gaming Corporation
May -, 1996
Page 21


defense of lack of personal jurisdiction and irrevocably agrees that all claims in respect of any suit, action or proceeding may be heard and determined in any such court. Each party irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, actio or proceeding brought in any such court has been brought in an inconvenient forum.

     14. ADVERTISEMENTS. Alliance agrees that you shall have the right to place advertisements in financial and other newspapers and journals at your own expense describing its services to Alliance hereunder; PROVIDED the publication of such advertisements shall comply with applicable law.

     15. MODIFICATION. This Agreement may not be modified or amended except in writing, duly executed by the parties hereto.

Mr. Steve Greathouse
Alliance Gaming Corporation
May -, 1996
Page 22


Please sign and return an original and one copy of this letter to the undersigned to indicate your acceptance of the terms set forth herein, whereupon this letter and the Dealer Managers, acceptance shall constitute a binding agreement among Alliance and the Dealer Managers as of the date of the Agreement.


                                   Sincerely,

                                   JEFFERIES & COMPANY, INC.



                                   By:
                                      ---------------------------
                                      Name:
                                      Title:


                                   LADENBURG, THALMANN & CO. INC.



                                   By:
                                      ---------------------------
                                      Name:
                                      Title:


                                   Deutsche Morgan Grenfell/
                                   C.J. Lawrence

                                   By:
                                      ---------------------------
                                      Name:
                                      Title:


Accepted and Agreed:

ALLIANCE GAMING CORPORATION

on behalf of itself and, with
respect to the indemnification
and related matters, its subsidiaries



By:
   --------------------------------
   Name:
   Title: